CONTACTS
From: Anthony J. DeFazio	For: Todd Jensen
DeFazio Communications, LLC	American Realty Capital Healthcare Trust, Inc.
tony@defaziocommunications.com Ph: 484-532-7783	tjensen@arlcap.com Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Acquires Diverse Portfolio of Healthcare Facilities for $257 million

New York, NY, July 18, 2011 - American Realty Capital Healthcare Trust, Inc., (“ARC Healthcare” or the “Company”) announced today that it has entered into a contract to acquire 12 high quality, income-producing healthcare facilities aggregating $257.5 million in purchase price, increasing the total size of the portfolio, including closed assets and those under contract, to 17 properties aggregating $307.1 million.

ARC Healthcare intends to acquire three rehabilitation hospitals, two ambulatory surgery center/medical offices, two hospital/medical office buildings, three post-acute care rehabilitation facilities, one long-term acute care hospital, and one medical office building; these 12 assets total 765,038 square feet.

“This is a great opportunity to purchase an institutional quality, diversified portfolio of healthcare facilities through a direct relationship with the seller,” said Todd Jensen, Chief Investment Officer for ARC Healthcare. “The portfolio has predominantly long-term, triple-net leases with contractual annual rent increases across six different types of healthcare assets.  National and regional healthcare tenants dominate the rent roll, with over a third of the tenancy leased to credit-rated organizations.”

The portfolio is approximately 93 percent leased to 49 tenants.  Only about 16 percent of the tenants, based upon occupied square feet, have lease expirations prior to December 31, 2016.  Nearly 45 percent of the tenants have lease terms expiring more than ten years from the projected closings.

“These assets complement our current pipeline of high-quality properties.  The average age of the properties is less than two years old, providing the Company with numerous state-of-the art healthcare real estate facilities offering the latest in high-quality patient care.  A majority of the facilities are located within the largest 25 cities, which positions the portfolio to benefit from the demographic changes and growth in the over-65 population,” Mr. Jensen added.

"ARC Healthcare has launched very successfully, based on the dollars raised and number of selling agreements with important independent broker dealers we have signed,” offered Nicholas S. Schorsch, Chairman and CEO of American Realty Capital, the sponsor of ARC Healthcare.  Already over 20,000 reps have the ability to sell ARC Healthcare.  We are especially pleased with the velocity of our capital raise, further confirming the fact that our investment strategy and strong healthcare team are resonating with our investor base,” said Mr. Schorsch.

“Once again, by employing institutional best practices, ARC Healthcare aligns management's interests with those of its investors, insures "pay for performance," provides clear visibility on all of its investment activities, and engineer a result that provides for a full, durable and sustainable dividend to stakeholders."

American Realty Capital Healthcare Trust, Inc. is a publicly registered, non-traded real estate investment program that has commenced its initial public offering of up to 150,000,000 shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1,500,000,000.  The Company intends to use the proceeds from the offering to acquire income-producing, medical facilities located throughout the United States.  The Company is offering the shares of common stock on a “best efforts” basis through its affiliate, Realty Capital Securities, LLC, the dealer manager of the offering.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective.  The offering will be made only by means of a prospectus.  Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel:1-877-373-3522.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to the following risks: The failure to qualify or maintain the requirements to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders.  No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best efforts basis.  These are speculative securities and as such involve a high degree of risk.  There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager.  There is no assurance that the value of the real estate will be sufficient to return any portion of investors' original capital.  Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.

To arrange interviews with executives of American Realty Capital Healthcare Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.